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                                                                     Exhibit (m)

(NEW YORK LIFE LOGO)

AD108 SPVUL ILLUSTRATION SAMPLE CALCULATION


Illustrated contractowner:

     Female Issue Age 60 Nonsmoker Risk Class, $10,000 Single Premium, 100% Allocated to the Separate Account, Face Amount $10,000, Initial Death Benefit
Amount: $23,700. No policy loans or partial withdrawals have been assumed.

Current Cost of Insurance Rates and Charges
Hypothetical Gross Annual Investment Return = 10.00%.
Assumed Asset Charges* = 0.82%

POLICY VALUE

POLICY VALUE = (BEGINNING POLICY VALUE + NET PREMIUM - MONTHLY DEDUCTION) X NET
               INVESTMENT FACTOR

DERIVATION OF ANNUAL SEPARATE ACCOUNT RATE OF RETURN FROM GROSS RATE OF RETURN

     Net Separate Account Rate of Return = 9.10% =
     ((1 + Gross Separate Account Rate of Return) ## (1/365) - (Assumed Asset Charge/365)) ## 365 - 1
     ((1 + 10.00%) ## (1/365) - (0.82% / 365)) ## 365 - 1

* Asset charges vary by investment division: Actual Asset Charges deducted from Gross Rate of Return will vary with the contractowner's allocation of premium and policy value between the available investment divisions and the fixed account. Asset charges represent investment advisory fees and other expenses paid by the portfolios.

HOW THE PERIODIC DEDUCTION OR COST OF INSURANCE AND OTHER CONTRACT CHARGES ARE MADE

NET PREMIUM = Gross Premium

Monthly Deduction = COI Deduction + Asset-Based Administrative Charge + Premium Expense Charge + Mortality & Expense Risk Charge

     For example, on the fourth policy anniversary (at the beginning of the fifth policy year) for a Female, Nonsmoker, Issue Age 60:

     Net Premium = $10,000

          COI DEDUCTION = Policy Value x Monthly COI Rate

               The current Monthly COI Rate is 0.02497%

               Policy Value = End of year 4 Policy Value + Net Premium Received = $12,551.10 + 0 = $12,551.10
               COI Deduction = $12,551.10 x 0.02497% = $3.13

          ASSET-BASED ADMINISTRATIVE CHARGE = (Policy Value - COI deduction) x 0.18559%

               Policy Value = End of year 4 Policy Value + Net Premium Received = $12,551.10 + 0 = $12,551.10
               Asset-Based Administrative Charge = ($12,551.10 - $3.13) x 0.18559% = $23.29

          PREMIUM EXPENSE CHARGE = Adjusted Total Premium x 0.00000%

               The Adjusted Total Premium is defined to be an amount equal to the initial single premium plus any Underwritten Increase(s) minus any partial surrenders and applicable surrender charges that are in excess of Policy Gain.
               Adjusted Total Premium = $10,000
               Premium Expense Charge = $10,000 x 0.00000% = $0.00

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          MORTALITY & EXPENSE RISK CHARGE = Policy Value allocated to the
          Separate Account x 0.04157%

               Policy Value = End of year 4 Policy Value + Net Premium Received = $12,551.10 + 0 = $12,551.10

               Mortality & Expense Risk Charge = $12,551.10 x 0.04157% = $5.22

          The Monthly Deduction, year 5 month 1 = $3.13 + $23.29 + $0.00 + $5.22 = $31.64

NET INVESTMENT FACTOR

The Net Investment Factor is calculated on every day in which the New York Stock Exchange is open. The Net Investment Factor is defined in the contract as (1) divided by (2) where:

          (1)  Is the net result of:

               - The net asset value per share of the portfolio held in the separate account at the end of the current valuation period, plus

               - The per share amount of any dividend or capital gain distribution made by the portfolio during the current valuation period, minus

               -    Any charges against the assets of the Investment Division

          (2) Is the net asset value per share of the portfolio held in the separate account at the end of the last prior valuation period.

     For the illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 9.08% net annual effective rate of return:

          MONTHLY NET INVESTMENT FACTOR (HYPOTHETICAL) = (1 + 9.10%) ## (1/12)

     For the end of month 1, Policy year 5:

          Net Investment Factor = (1.0910) ## (1/12) = 1.0072843

     The following is a detailed representation of the interim policy value calculations during Policy Year 5:

                                                                                                                  Monthly
                                                      Asset-Based            Mortality &    Total      Value        Net
Policy    Beginning     Net    Value After    COI   Administrative  Premium    Expense     Monthly     After    Investment
 Month  Policy Value  Premium    Premium    Charge      Charge      Expense  Risk Charge  Deduction  Deduction    Factor
------  ------------  -------  -----------  ------  --------------  -------  -----------  ---------  ---------  ----------
   1      12,551.10     0.00    12,551.10    3.13        23.29        0.00       5.22       31.64    12,519.46  1.0072843
   2      12,610.66     0.00    12,610.66    3.15        23.40        0.00       5.24       31.79    12,578.87  1.0072843
   3      12,670.50     0.00    12,670.50    3.16        23.51        0.00       5.27       31.94    12,638.56  1.0072843
   4      12,730.62     0.00    12,730.62    3.18        23.62        0.00       5.29       32.09    12,698.53  1.0072843
   5      12,791.03     0.00    12,791.03    3.19        23.73        0.00       5.32       32.24    12,758.79  1.0072843
   6      12,851.73     0.00    12,851.73    3.21        23.85        0.00       5.34       32.40    12,819.33  1.0072843
   7      12,912.71     0.00    12,912.71    3.22        23.96        0.00       5.37       32.55    12,880.16  1.0072843
   8      12,973.98     0.00    12,973.98    3.24        24.07        0.00       5.39       32.70    12,941.28  1.0072843
   9      13,035.55     0.00    13,035.55    3.25        24.19        0.00       5.42       32.86    13,002.69  1.0072843
  10      13,097.41     0.00    13,097.41    3.27        24.30        0.00       5.44       33.01    13,064.40  1.0072843
  11      13,159.56     0.00    13,159.56    3.29        24.42        0.00       5.47       33.18    13,126.38  1.0072843
  12      13,222.00     0.00    13,222.00    3.30        24.53        0.00       5.50       33.33    13,188.67  1.0072843

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SURRENDER VALUE

     Surrender Charges are calculated as:
     (Cash Value - Surrender Charge Free Window) x (Surrender Charge Percentage)

     The Surrender Charge Free Window is the greater of:

          - 10% of the Policy Value (minus any partial withdrawals already taken in the policy year) = 10% x ($13,284.74 - $0) = $1,328.47

          -    100% of the gain in the policy (Year 5) = $13,284.74 - $10,000 =
               $3,284.74

     The Surrender Charge Percentage for a Female Nonsmoker, Issue Age 60, Policy Year 5 is 5.0%
     Surrender Charge = ($13,284.74 - $3,284.74) x (5.0%) = $500
     Surrender Value = Policy Value - Surrender Charge
     Surrender Value, End of Year 5 = $13,284.74 - $500.00 = $12,784.74

DEATH BENEFITS

     The death benefit equals the greater of:

          -    The death benefit guarantee, or

          - The percentage of the policy value shown in the Compliance with Federal Laws Provision.

     For a Female contractowner of attained age 64, the percentage of the policy value in the Compliance with Federal Laws Provision is 212%

     Death Benefit, end of year 5 = the greater of

          -    Face Amount = $10,000, or

          -    212% x Policy Value = 2.12 x $13,284.74 = $28,163.65

     Death Benefit, end of year 5 = $28,163.65

HOW CALCULATIONS VARY FOR OTHER CONTRACT YEARS

MONTHLY DEDUCTION

     -    Asset-Based Administrative Charge is zero in years 11 and later

     - Premium Expense Charge is 2.0% on an annual basis in years 11 and later

SURRENDER VALUE

     -    Surrender Charge Percentage varies by Policy Year

     -    Surrender Charge Percentage is zero in years 10 and later

     - Surrender Charge Percentages for the illustrated contractowner in other contract years follow the schedule below:

              SURRENDER CHARGE
POLICY YEAR      PERCENTAGE
-----------   ----------------
     1              7.5%
     2              7.0%
     3              6.5%
     4              6.0%
     5              5.0%
     6              4.0%
     7              3.0%
     8              2.0%
     9              1.0%
    10+             0.0%

DEATH BENEFIT

     - Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws Provision.